Exhibit 99.1

American Spectrum Realty Announces Performance Results of Properties
Managed for Evergreen Portfolio

HOUSTON--(BUSINESS WIRE)--September 15, 2010--American Spectrum Realty, Inc. (AMEX: AQQ) (“the Company”), a real estate investment, management and leasing company headquartered in Houston, Texas, announced today performance results through 2010 year to date and forward-looking projections through 2013 of the properties in which it acquired the property management and asset management contracts from Evergreen Realty Group, LLC and affiliates (“Evergreen Portfolio”).

The Company previously reported that it acquired the property management and asset management contracts for the Evergreen portfolio in January 2010. The Company has reviewed the performance of that portfolio and believes that it will realize management and other fees of approximately $3.5 million for 2010, $4.7 million for 2011, $5.7 million for 2012 and $4.6 million for 2013. The Company’s review has also led it to conclude that the Evergreen portfolio will generate net operating income to its owners of approximately $52.5 million for 2010, $54.5 million for 2011, $57.5 million for 2012 and $63.5 million for 2013. The Company is currently considering raising capital to acquire additional interest in all or part of the Evergreen portfolio.

American Spectrum Realty, Inc. is a real estate investment company that owns, through its operating partnership, interest in office, industrial, self storage, retail properties, and apartments throughout the United States. The company has been publicly traded since 2001. American Spectrum Management Group, Inc. and American Spectrum Realty Management, LLC are wholly-owned subsidiaries of the Company’s operating partnership who manage and lease all properties owned by American Spectrum Realty, Inc. as well as third-party clients.

American Spectrum Realty, Inc. subsidiaries provide first-class management and leasing services for over 125 properties, which consist of 8,444,838 square feet of office, industrial and retail, 2,934 multi-family units, over 13,000 self storage units consisting of 1,714,461 square feet, 3,206 student housing units consisting of 9,107 beds and nine assisted living facilities consisting of 776 beds. American Spectrum’s management portfolio comprises properties located in 22 states.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

CONTACT:
American Spectrum Realty, Inc.
Chairman, President and CEO
William J. Carden, 713-706-6200